Exhibit 99.2

          PARK PHARMACY ANNOUNCES MERGER OF RX-PRO.COM WITH SUBSIDIARY

         DALLAS (January 5, 2000) - Park Pharmacy Corporation, a Colorado corporation ("Park (CO)") (OTC BB: PPRX), announced today that the merger of Rx-Pro.Com, Inc., a privately held Texas corporation ("Rx-Pro.Com"), with and into Park (CO)'s wholly-owned subsidiary, Park Pharmacy Corporation, a Texas corporation ("Park (TX)"), has been consummated effective December 21, 1999. Pursuant to the terms of the Agreement and Plan of Merger, Park (TX) is the surviving company in the merger and continues to be a wholly-owned subsidiary of Park (CO) after the merger. Park (TX) changed its name to "Rx-Pro.Com, Inc." in the merger. Rx-Pro.Com's shareholders received an aggregate of 97,500 shares of Series A Preferred Stock of Park (CO) for their shares of Rx-Pro.Com in the merger.

         Rx-Pro.Com is an Internet-based information source for health professionals and patients. Doctors, nurses, pharmacists and other health professionals and institutions can have partial or full access to Rx-Pro's extensive databases. Complete drug information including indications, contra-indications and side effects are available. There is also full and partial patient charting available through this highly secured web site. Additional information on Rx-Pro.Com and Hospicerx.com is available at www.rx-pro.com.

         About Park (CO)

         The reverse acquisition of Park (CO) (formerly Power-Cell, Inc.) by the shareholders of Park (TX) was closed on October 19, 1999. The transaction was consummated pursuant to a Stock Purchase Agreement dated March 9, 1999, and took place after the Company's shareholders approved the transaction at a meeting in Dallas on October 12, 1999. The Company's business plan is to close the acquisition of Rx-Pro.Com and to acquire independent non-Internet retail pharmacies.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT: Statements in this press release that are not historical facts, including statements about plans and expectations regarding plans and opportunities, and future financial condition and results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause the Company's actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include competition, changing consumer preferences, lack of success of new businesses, the inability to acquire retail pharmacies, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.